EXHIBIT 99.1

For Immediate Release

INTRALASE RECORDS PROFITABLE 2005 SECOND QUARTER ON STRONG LASER PLACEMENTS,

76% INCREASE IN PER-PROCEDURE UNIT SALES

Revenues Rise 45% to $23 Million; Sale of 39 Lasers Boosts Worldwide Installed Base to 293

IRVINE, Calif.—(BUSINESS WIRE)—July 28, 2005—IntraLase Corp. (Nasdaq: ILSE) today reported strong gains in revenue, its installed base, and per-procedure unit sales for the second quarter and six months ended June 30, 2005.

Robert J. Palmisano, President and Chief Executive Officer of IntraLase, said “Continued rapid adoption of our IntraLase FS® laser worldwide generated strong demand for lasers and procedures, which in turn drove our financial performance. We are very pleased with our results, which have us on track to achieve our goal of operating profitably for every quarter in 2005 while expanding our global presence and increasing our market share.”

Worldwide Market Penetration Continues in Second Quarter

Revenues increased 45% to $23.0 million compared with $15.8 million for the 2004 second quarter. IntraLase sold or leased 39 lasers versus 30 lasers in the comparable period last year, with the mix between domestic and international placements nearly equal in the 2005 quarter. Laser revenues for the period rose to $11.0 million compared with $9.2 million in the year-ago quarter. Reflecting the increasing utilization of the company’s technology, revenues from per-procedure fees, inclusive of a disposable patient interface, grew 80%, reaching $10.1 million compared with $5.6 million for the 2004 period. Maintenance revenues increased to $1.9 million compared with $1.0 million in the second quarter last year.

IntraLase highlighted these additional second-quarter developments:

•	Per-procedure unit sales saw 76% growth, exceeding 85,000 for the period compared with 48,000 a year ago.

•	IntraLase’s share of the U.S. corneal flap market grew to approximately 18% compared to an estimated 17% at the end of the 2005 first quarter and 16% at year-end 2004.

•	In the United States, over 90% of IntraLase’s customers installed over 30 days have converted to the IntraLase software upgrade to prevent disposable re-use and protect the company’s per procedure revenue model.

•	New customers worldwide are performing on average over 85% of their LASIK procedures with the IntraLase laser within 30 days of installation.

•	Denmark and the Netherlands became the latest international markets to be served by the company. IntraLase lasers are now available in 22 countries.

Profitable Second Quarter

Gross margin expanded to 52.4% from 39.8% in the same period in 2004 due to per procedure fees rising to 44% of revenues compared with 35% in the second quarter of 2004, an increase of 26%, and lower costs for both the laser and the disposable patient interface. Operating expenses increased to $11.4 million from $8.2 million. IntraLase generated operating income of $686,000 versus an operating loss of almost $1.9 million in the comparable 2004 period.

IntraLase recorded net income of $1.3 million, or $0.04 per share on a diluted basis, for the 2005 period compared with a net loss of $1.9 million, or $0.83 per share on a diluted basis for the 2004 quarter. Per-share calculations for the two periods reflect weighted average shares outstanding on a diluted basis of approximately 31.0 million in the 2005 second quarter and 2.2 million in the comparable 2004 period.

The 2005 period included a $1.1 million non-cash charge relating to stock-based compensation; this charge was $1.4 million in the 2004 quarter. Excluding stock-based compensation and the effect of taxes, IntraLase’s net income would have been $2.5 million during the second quarter of 2005 as compared with a net loss of approximately $440,000 in the second quarter of 2004. While IntraLase does not currently expense employee stock options, stock based compensation arises from options issued in the months before initial public offering (IPO) as a private company at prices less than the expected IPO price and consultant options, which can vary significantly from quarter to quarter based on the quarter ending stock price.

Six-Month Results

For the first six months of 2005, revenues grew 75% to $44.2 million from $25.3 million during the prior-year period. Laser revenues were up 63% to $21.5 million compared with $13.1 million, while sales of procedure fees reached $19.1 million versus $10.3 million in the comparable 2004 period. Maintenance revenues doubled, reaching $3.6 million compared with $1.8 million in the first six months of 2004.

Gross margin expanded to 52.5% from 40.1% in the comparable six-month period in 2004 due to per procedure fees increasing to 43% of revenues in the first half of 2005 versus 41% in the first six months of 2004, coupled with lower costs for both the laser and the disposable patient interface. Net income was $3.3 million, or $0.11 per share on a diluted basis, for the 2005 period compared with a net loss of $4.0 million, or $1.78 per share on a diluted basis for the first six months of 2004. The 2005 period included a $1.1 million non-cash charge relating to stock-based compensation; this charge was $1.5 million in the first half of 2004. Per-share calculations for the two periods reflect weighted average shares outstanding on a diluted basis of approximately 31.1 million for the first six months of 2005 and 2.2 million in the comparable 2004 period.

Outlook Affirmed for 2005

IntraLase affirmed its existing guidance. The company said that revenues are expected to grow at least 58%, rising to greater than $95 million compared with $60 million in 2004. IntraLase further expects to generate net income in a range of $10 million to $12 million, or $0.33 to $0.37 per share, including expected expenses associated with non-cash, stock-based compensation. IntraLase anticipates the fourth quarter will account for approximately half of annual net income due to both seasonally high demand for lasers and revenues from higher-margin per-procedure sales increasing as a percent of revenues.

The Company also believes it will continue to sequentially capture market share in the LASIK market throughout the balance of 2005. However, third-quarter per-procedure volumes could reflect some of the seasonality inherent in the worldwide LASIK market.

Mr. Palmisano concluded, “The continued rapid adoption of our technology on a worldwide basis, increases in market share, and the rollout of our IntraLase FS30™ Laser and 30 KHz upgrades in the third quarter of 2005 give us confidence in our ability to sustain the significant global momentum we have created thus far. We expect to derive approximately 50% of our revenues from high-margin procedures by year end, to be profitable in every quarter of 2005, and to begin generating internal cash flow in the second half of the year.”

Investor Conference Call:

A conference call hosted by IntraLase senior management at 11:00 a.m. Eastern Time today will be webcast live by Thomson/CCBN and can be accessed on the IntraLase web site. A recorded version of the webcast will be available for a one-week period following the call. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at: www.fulldisclosure.com. Institutional investors can access the call via the password-protected event management site, StreetEvents www.streetevents.com. The call may also be accessed by telephone at 800-322-2803 or for international parties at 617-614-4925 and entering the confirmation code 64300781 between 10:50 a.m. and 11:00 a.m. Eastern Time. A telephone rebroadcast of the call may be accessed July 28 by 1:00 p.m. Eastern Time for a one-week period by calling 888-286-8010 or for international parties 617-801-6888 and entering confirmation code 65731017.

About IntraLase Corp:

IntraLase designs, develops and manufactures an ultra-fast laser, related software and disposable devices used to create a corneal flap, the first step in LASIK surgery for the correction of vision. The company’s products improve the safety, precision and visual results of LASIK procedures by providing a computer-controlled laser solution in place of the hand-held mechanical, metal-bladed microkeratome traditionally used to create corneal flaps. IntraLase lasers are also used in surgical approaches to the treatment of diseased corneas. The company’s lasers and disposable per procedure patient interfaces are presently marketed throughout the United States and 21 other countries. IntraLase is headquartered and manufactures its products in Irvine, Calif. For additional information, visit the company’s web site: www.intralase.com.

Forward Looking Statements:

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: the degree of continued acceptance of LASIK surgery; potential complications revealed by long term follow up; the extent of adoption of our product offering by LASIK surgeons; general economic conditions; changes in federal tax laws governing the ability of potential LASIK patients to use pre-tax dollars to pay for LASIK surgery; the scope of government regulation applicable to our products; patients’ willingness to pay for LASIK surgery; our ability to compete against our competitors; the effectiveness of our measures to ensure full payment of procedure fees; the occurrence and outcome of product liability suits against us; our ability to adequately protect our intellectual property; whether we become subject to claims of infringement or misappropriation of the intellectual property rights of others; the continued availability of supplies from single-source suppliers and manufacturers of our key laser components; the ability of our managers, operations and facilities to manage our growth; the success of our expansion into markets outside the United States; whether we lose any of our key executives or fail to attract qualified personnel; or if our new products or applications fail to become commercially viable.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on form 10-Q for the period ending March 31, 2005, as filed with the Securities and Exchange Commission on May 12, 2005.

These forward-looking statements are made only as of the date of this press release, and the company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

For further information concerning this press release, contact:

Shelley B. Thunen

Executive Vice President and Chief Financial Officer

949-859-5230 x196

sthunen@intralase.com

or

Marilyn Windsor

Vice President

Financial Relations Board

702-515-1260

mwindsor@financialrelationsboard.com

Financial tables follow......

IntraLase Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenues – product revenues (1)	$23,002,969	$15,826,963	$44,183,942	$25,311,694
Costs of goods sold (2)	10,944,054	9,535,231	20,966,290	15,156,724
Gross Margin	12,058,915	6,291,732	23,217,652	10,154,970
Operating expenses:
Research and development (2)	3,083,344	2,874,774	5,598,394	5,231,883
Selling, general and administrative (2)	8,289,367	5,287,580	15,537,832	8,897,988
Total operating expenses	11,372,711	8,162,354	21,136,226	14,129,871
Income (loss) from operations	686,204	(1,870,622)	2,081,426	(3,974,901)
Interest and other income, net	664,078	22,336	1,331,975	39,647
Income (loss) before provision for income taxes	1,350,282	(1,848,286)	3,413,401	(3,935,254)
Provision for income taxes	40,505	7,500	107,408	15,000
Net income (loss)	1,309,777	(1,855,786)	3,305,993	(3,950,254)
Accretion of preferred stock	—	(14,948)	—	(29,897)
Net income (loss) applicable to common stockholders	$1,309,777	$(1,870,734)	$3,305,993	$(3,980,151)

Net income (loss) per share applicable to common shareholders – basic (3)	$0.05	$(0.83)	$0.12	$(1.78)

Net income (loss) per share applicable to common shareholders – diluted (3)	$0.04	$(0.83)	$0.11	$(1.78)

Weighted average shares outstanding – basic (3)	27,219,621	2,245,933	27,020,035	2,230,478

Weighted average shares outstanding – diluted (3)	31,045,535	2,245,933	31,105,344	2,230,478

(1).	Revenues from product sales are as follows:

Laser revenues	$11,045,233	$9,176,021	$21,486,795	$13,143,274
Per procedure disposable patient interface revenues	10,107,097	5,606,071	19,135,047	10,333,978
Maintenance revenues	1,850,639	1,044,871	3,562,100	1,834,442

	$23,002,969	$15,826,963	$44,183,942	$25,311,694

(2). Amounts include stock-based compensation, as follows:

Costs of goods sold	$28,256	$72,197	$63,129	$73,392
Research and development	274,844	577,973	178,129	632,834
Selling, general and administrative	841,191	766,729	844,248	816,232

	$1,144,291	$1,416,899	$1,085,506	$1,522,458

(3).	All share a per share amounts for the three and six months ended June 30, 2004 have been restated to reflect the Company’s reverse stock split, which was consummated on July 12, 2004.

IntraLase Corp.

Condensed Consolidated Balance Sheet

	June 30, 2005	December 31, 2004
Assets:
Cash, cash equivalents and marketable securities	$65,270,289	$92,014,926
Accounts receivable, Net	12,764,232	7,186,163
Inventories, Net	11,811,443	8,901,684
Other current assets	2,377,850	1,868,186

Total current assets	92,223,814	109,970,959

Marketable Securities	24,000,000	—
Other long-term assets	14,584,150	8,241,105

Total long-term assets	38,584,150	8,241,105

Total	$130,807,964	$118,212,064

Liabilities and Stockholders’ Deficit:
Total current liabilities	$17,277,033	$14,948,344
Total long-term liabilities	4,734,944	970,115

Total liabilities	22,011,977	15,918,459
Stockholders’ equity	108,795,987	102,293,605

Total	$130,807,964	$118,212,064

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